Exhibit 10.44

GENERAL PARTNERSHIP INTEREST

SALE AND PURCHASE AGREEMENT

between

Boston Resources Limited

“Seller”

and

Sotherly-Houston GP LLC

“Purchaser”

Date: November 13, 2013

1

GENERAL PARTNERSHIP INTEREST SALE AND PURCHASE AGREEMENT

THIS GENERAL PARTNERSHIP INTEREST SALE AND PURCHASE AGREEMENT (this “Agreement”), dated November 13, 2013 (“Closing Date”), by and between Boston Resources Limited, a British Virgin Islands company (“Seller”) and (Sotherly-Houston GP LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

1.1.1 “Accounts Receivable” means all amounts which Owner is entitled to receive from the Business which have accrued as of the Cut-off Time, including, without limitation, charges for use or occupancy of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel, rents or other amounts received from any restaurant, bar, or banquet services, or any other goods or services provided by or on behalf of Owner at the Hotel.

1.1.2 “Actual Knowledge” means (i) with respect to Seller, the actual knowledge of Kee Soon Cheong, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, attorney, agent, or representative of Seller or any of its Affiliates; and (ii) with respect to Purchaser: (A) the actual knowledge of Andrew M. Sims, the knowledge of any other officer or employee of Sotherly Hotels LP and its subsidiaries, and the knowledge of any officer or member of Manager and MHI Hotels; (B) any matter disclosed in any exhibits or schedules to this Agreement; (C) any matter disclosed in the Disclosure Documents; and (D) any matter disclosed in writing by any third party inspection or report regarding the Property prepared by or on behalf of Purchaser. For the purposes of this definition, the term “actual knowledge” means, with respect to any natural person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

1.1.3 “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly: (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person; or (ii) controls, is controlled by, or is under common control with the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies, or general conduct of business of the Person in question, whether by ownership of voting securities, contract, or otherwise.

1.1.4 “Affiliate Loans” means those loans set forth on Schedule 5.2.20.

1.1.5 “Applicable Law” means (i) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters, or similar quasi-governmental authority, and (ii) any judgment, injunction, order, or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent that the Person or property in question is subject to same.

1.1.6 “Bookings” means all bookings and reservations for guest, conference, and banquet rooms or other facilities at the Hotel as of the Closing Date for dates on or after the Closing Date, together with all deposits held by Owner or Manager with respect thereto.

1.1.7 “Business” means the lodging business and all activities related thereto conducted at the Hotel and otherwise in connection with the Property, including: (i) the rental of any guest, conference, meeting, or banquet rooms or other facilities at the Hotel; (ii) the operation of any restaurant, bar, or banquet services, together with all other goods and services provided at the Hotel and the Real Property, (iii) the rental of any commercial or retail space at the Real Property, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees and all matters related thereto, and (vi) the payment of Taxes relating to the foregoing.

1.1.8 “Closing Location” means office of Escrow Agent in Houston, Texas, or such other location as is mutually agreed by the parties.

1.1.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

1.1.10 “Contracts” means, collectively, the Equipment Leases, the Operating Agreements, the Tenant Leases, the Management Agreement, the Franchise Agreement, and each other contract or agreement to which Owner is a party.

1.1.11 “Disclosure Documents” means the documents and information provided to Purchaser or its Affiliates, agents or attorneys by Seller or Manager or Marshall Rutland or any of their Affiliates, agents, or attorneys, any title commitment obtained by Purchaser, the existing surveys provided to Purchaser, and any other documents or items within Purchaser’s Actual Knowledge.

1.1.12 “Dollars” or “$” means lawful currency of the United States of America. All sums paid or payable by either party to the other pursuant to this Agreement shall be paid in Dollars.

1.1.13 “Employee Accruals” means all accrued unpaid benefits including, but not limited to, vacation, sick, and personal accruals, for the Employees of the Hotel.

1.1.14 “Employees” means all Persons employed, in a full-time or part-time capacity at the Hotel. As used herein, the term “Employees” includes, without limitation, employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

1.1.15 “Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution, or transportation, or an actual or potential spill, leak, emission, discharge, or release of any Hazardous Substances, pollution, contamination, or radiation into any water, soil, sediment, air, or other environmental media, including the acts commonly known as: (i) the Comprehensive Environmental Response and Liability Act; (ii), the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Hazardous Materials Transportation Act, (viii) the National Environmental Policy Act, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) the Hazardous and Solid Waste Amendments of 1984, (xi) the Safe Drinking Water Act, and (xii) all similar federal, state and local laws, as amended, in effect at the time in question.

1.1.16 “Equipment Leases” means all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel, or otherwise used in connection with the Business, which are held by, for or on behalf of Owner.

1.1.17 “ERISA” means Employee Retirement Income Security Act of 1974.

1.1.18 “Escrow Agent” means First American Title Company or a similar national title insurance company reasonably acceptable to Seller and Purchaser.

1.1.19 “Existing Mortgage” means that certain Deed of Trust and Security Agreement, dated September 21, 2012, made by Owner to Andrew Zollinger, as trustee, for the benefit of Existing Mortgagee, as amended and assigned.

1.1.20 “Existing Mortgagee” means Boston Resources Limited, a British Virgin Islands company.

1.1.21 “Existing Mortgage Loan” means the loan secured by the Existing Mortgage.

1.1.22 “Existing Mortgage Loan Documents” means the documents evidencing and securing the Existing Mortgage Loan, including, without limitation, the Existing Mortgage and those documents set forth on Schedule 1.1.22.

1.1.23 “Existing Mortgage Loan Payoff Amount” means Sixteen Million U.S. Dollars ($16,000,000.00) in principal, plus all interest payable with respect to the Existing Mortgage Loan.

1.1.24 “F&B” means all food and beverages (both alcoholic and non-alcoholic), which are located at the Hotel (or held off site in storage) for use at the Hotel as of the Closing, including all food and beverages located in the guest rooms.

1.1.25 “FF&E” means, subject to the Tenant Leases, all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work, and other items of tangible personal property which are located at the Hotel and used in the Business or ordered for use at the Hotel as of the Closing, other than the Supplies, the IT Systems, the F&B, the Retail Merchandise, the books and records for the Business, and the plans and specifications of the Improvements.

1.1.26 “Franchise Agreement” means that certain Crowne Plaza Conversion License Agreement dated April 22, 1999 between Owner (as successor-in-interest to Houston Hotel Associates) and Franchisor, as amended.

1.1.27 “Franchisor” means Holiday Hospitality Franchising, Inc., a Delaware corporation.

1.1.28 “Governmental Authority” means the applicable country, state, county, city and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing having jurisdiction over the Property, Seller, and/or any of the Owner Parties, as the case may be.

1.1.29 “Guest Ledgers” means all charges accrued to the open accounts of any guests or customers at the Hotel including, without limitation, the “city ledger” as of the Cut-off Time for the use or occupancy of any guest, conference, or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Owner at the Hotel.

1.1.30 “Hazardous Substances” means toxic substances, hazardous waste, hazardous materials or hazardous substances, as such terms are defined in any Environmental Law and the regulations promulgated pursuant to any Environmental Law, any asbestos or asbestos related products and any oils, petroleum-derived compounds, pesticides, radon gas, urea formaldehyde foam insulation and transformers and other equipment that contains dielectric fluid containing polychlorinated biphenyls in levels in excess of those permitted by applicable Environmental Law; provided that Hazardous Substances shall not include any Legally Permitted Environmental Matters.

1.1.31 “Hotel” means the Crowne Plaza Houston Downtown, operated on the Real Property.

1.1.32 “Houston Hotel Associates” means Houston Hotel Associates Limited Partnership, L.L.P., a Virginia limited liability partnership.

1.1.33 “Houston Hotel Manager” means Houston Hotel Manager, LLC, a Delaware limited liability company.

1.1.34 “Improvements” means all of the buildings, improvements, structures and fixtures, including without limitation, the foundations and footings thereof, located on or affixed to the Land which constitute real property under Applicable Law.

1.1.35 “Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage, loss, cost or expense, including reasonable attorneys’ fees, expenses and court costs, and Taxes incurred by such Indemnitee as a result of the act, omission, or occurrence in question.

1.1.36 “Intangibles” means any and all intangible personal property owned by Owner Parties and used in the operation of the Hotel or any of the Property, including, without limitation, any drawings, plans and specifications covering the Hotel, any non-Franchisor trade names, service marks and logos used in the operation of the Hotel, and any non-Franchisor intellectual property used in the operation of the Hotel, customer lists and software, any telephone numbers used in the operation of the Hotel and

(to the extent same are in existence), any guaranties and warranties from the manufacturers of any equipment, appliances or other items used in the operation of the Hotel and from any contractors, suppliers, architects, engineers, and materialmen with respect to any plans, designs, work or installations done for or at the Hotel, and any and all claims, choses in action, judgments, remedies, damages and causes of action, and all of Owner’s right, title and interest in and to the books and records of the Hotel to the extent Owner is entitled thereto pursuant to the Management Agreement. In no event shall Intangibles include any intangible personal property owned by Manager or Franchisor, or any of the tenants or licensees under the Tenant Leases or any of their respective Affiliates.

1.1.37 “IT Systems” means all computer hardware, telecommunications, and information technology systems located at the Hotel and all computer software used at the Hotel, to the extent same are assignable and transferable, but subject to the terms of any license agreement.

1.1.38 “Land” means the land underlying the Real Property, together with all appurtenant easements, rights, and interests thereto.

1.1.39 “Legally Permitted Environmental Matters” means (i) materials which exist in a compounded non-hazardous form in compliance with all applicable Environmental Laws, and (ii) materials customarily used in the day-to-day operation and maintenance of the Property and the Business which are stored, used and disposed of in accordance with all applicable Environmental Laws, such as cleaning fluids.

1.1.40 “Limited Partnership Interest” means the one percent (1%) limited partnership interest in Houston Hotel Associates, which is held by MHI Hotels as of the Closing Date.

1.1.41 “Management Agreement” means that certain Management Agreement dated as of June 1, 1999 between Owner and Manager, as amended.

1.1.42 “Manager” means MHI Hotels Services, LLC, a Virginia limited liability company (as successor-in-interest to MHI Hotels, LLC), its successors and assigns.

1.1.43 “MHI Hotels” means MHI Hotels, L.L.C, a Virginia limited liability company.

1.1.44 “Operating Agreements” means all repair, utility, maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, consulting agreements, and all other similar agreements for goods or services, which are held by, for or on behalf of Owner in connection with the Business except for Tenant Leases, Equipment Leases, the Management Agreement, the Franchise Agreement, Permits, and any so-called “master” agreements entered into directly by Franchisor or Manager on behalf of the Hotel and other Franchisor or Manager hotels, as applicable.

1.1.45 “Ordinary Course of Business” means the ordinary course of business consistent with Owner’s and/or Manager’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

1.1.46 “Organizational Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, memorandum of association, articles of association, trust agreement, by-laws, partnership agreement, limited partnership agreement, certificate of partnership or limited partnership, limited liability company articles of organization, limited liability company operating agreement and any other organizational document, and all shareholder agreements, voting trusts and similar arrangements with respect to its stock, partnership interests, membership interests or other equity interests.

1.1.47 “Owner” means Houston Hotel Owner, LLC, a Delaware limited liability company.

1.1.48 “Owner Financial Statements” means the financial statements as of the date referenced therein, relating to the Owner Parties for calendar years 2011 and 2012, and year to date 2013 through October 31, 2013, to the extent that such financial statements exist for such entities for the time periods in question.

1.1.49 “Owner Parties” means Owner, Houston Hotel Associates and Houston Hotel Manager.

1.1.50 “Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Houston Hotel Associates Limited Partnership, L.L.P., dated as of April 16, 1999, as amended.

1.1.51 “Permits” means all governmental licenses, permits, approvals and certificates which are required or used in connection with the operation of the Property and/or the Business.

1.1.52 “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or subdivision thereof, or any other legal entity or organization.

1.1.53 “Personal Property” means all FF&E, F&B, Supplies, Retail Merchandise, Contracts, Permits, Accounts Receivable, Bookings, Equipment Leases, Guest Ledgers, Intangibles, and IT Systems, together with all other articles of personal property of every kind and nature whatsoever owned by Owner Parties and located in or at, or used in connection with the ownership, operation or maintenance of, all or any part of the Hotel, the Business or the Real Property, but specifically excluding, without limitation, any personal property owned by the tenants or licensees under the Tenant Leases, or otherwise specifically excluded hereunder.

1.1.54 “Pre-Closing Taxes” means all Taxes of the Owner Parties for taxable periods ending on or before the Closing Date and the portion up to and including the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of Pre-Closing Taxes with respect to such period shall (i) in the case of Taxes that are imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the taxable period and (ii) in the case of Taxes that are not described in clause (i) above (such as income taxes and payroll and similar taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Owner Parties ended on the Closing Date. Notwithstanding the foregoing, Pre-Closing Taxes shall not include any Taxes to the extent taken into account in adjusting the Purchase Price pursuant to Sections 11.1, 11.2, 11.3 or 11.4.

1.1.55 “Property” means, collectively, the Real Property and the Personal Property.

1.1.56 “Purchaser Franchise Tax Liability Amount” means Eighty Three Thousand Five Hundred Sixty One and 00/100 Dollars ($83,561.00).

1.1.57 “Purchaser Indemnitees” means Purchaser and its Affiliates as of the Closing Date, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs, devisees and Affiliates of each of the foregoing, provided that Purchaser Indemnitees shall not include MHI Hotels or Manager.

1.1.58 “Real Property” means the real property commonly known as 1700 Smith St., Houston, TX 77002, which is legally described on Exhibit A, together with all appurtenant easements, rights and interests thereto.

1.1.59 “Retail Merchandise” means all merchandise owned by Owner Parties and held for sale to guests and customers, or ordered for sale at the Hotel as of the Closing, including, without limitation, inventory held for sale in any gift shop, spa, or newsstand operated by Owner or Manager at the Hotel, but expressly excluding the F&B, Supplies and any merchandise owned by the tenants and licensees under the Tenant Leases.

1.1.60 “Securities Act” means the Securities Act of 1933, as amended.

1.1.61 “Seller Franchise Tax Liability Amount” means Four hundred Thirty Seven Thousand Three Hundred Forty Six and 00/100 Dollars ($437,346.00).

1.1.62 “Seller Indemnitee(s)” means Seller and the Owner Parties and their respective Affiliates, provided that in the event that the Closing contemplated hereunder takes place, Seller Indemnitees, from and after the Closing Date, shall not include the Owner Parties.

1.1.63 “Seller Sales Tax Liability Amount” means Thirty Four Thousand Dollars ($34,000.00).

1.1.64 “Supplies” means all merchandise, goods, materials and supplies used or intended for use at the Hotel, or held for sale in connection with the Business, including, without limitation, (a) stocks of operating supplies (including, without limitation, glasses, china, silver, linens, and uniforms), (b) engineering, maintenance and cleaning supplies, (c) guest supplies (including stationery, matches and ashtrays, soap and other toiletries, menus, and directories and other printed materials), and (d) housekeeping supplies.

1.1.65 “Survival Period” means twelve (12) months following the Closing Date.

1.1.66 “Target General Partnership Interest” means the ninety-nine percent (99%) general partnership interest in Houston Hotel Associates, which is held by Seller as of the Closing Date and Closing Date.

1.1.67 “Taxes” means all federal, state or local taxes in any country, including income, unincorporated business, gross receipts, windfall profits, value added, use, duty, sales, license, excise, transfer, mortgage recording, real property, personal property, commercial rent or occupancy taxes, hotel occupancy taxes, utility taxes, franchise, employment, payroll, withholding or similar taxes, whether or not contested, and including any estimated taxes of the foregoing, amounts payable under unclaimed property laws, and together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.1.68 “Tenant Leases” means Owner’s interest in all leases, subleases, licenses, concessions, and similar agreements granting to any Person the right to use or occupy any portion of the Real Property, other than the Management Agreement and the Bookings, together with all security deposits held by Owner, Manager, or any of their respective Affiliates.

1.1.69 “Third Party Claims” means any action, suit, proceeding, investigation or like matter which is asserted or threatened by a Person other than the parties hereto, or their Affiliates, and their respective successors and assigns, against any Indemnitee or to which any Indemnitee is subject.

1.1.70 “Threshold Amount” means an amount equal to three percent (3%) of the Purchase Price.

1.1.71 “Title Insurer” means First American Title Insurance Company or any other nationally recognized reputable title insurance company authorized to do business in Texas designated by Seller.

1.1.72 “Title Policies” means the title policies to be issued by the Title Insurer on the Closing Date to Purchaser and/or Purchaser’s new mortgage lender.

1.2 Construction. The following rules shall apply to the construction and interpretation of this Agreement.

1.2.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

1.2.2 All references in this Agreement to particular articles, sections, subsections, or clauses (whether in upper or lower case) are references to articles, sections, subsections, or clauses of this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement (all of which exhibits and schedules are incorporated herein by reference), unless otherwise expressly stated or clearly apparent from the context of such reference.

1.2.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

1.2.4 Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof, and if applicable the terms hereof.

1.2.5 The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

1.2.6 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

1.2.7 The term “sole discretion” with respect to any determination to be made a party under this Agreement means the sole and absolute discretion of such party, without regard to any standard of reasonableness or other standard by which the determination of such party might be challenged.

1.2.8 Seller, Purchaser and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any Exhibits or Schedules hereto.

ARTICLE 2

PURCHASE AND SALE OF TARGET GENERAL PARTNERSHIP INTEREST

2.1 Target General Partnership Interest. Upon and subject to the terms and conditions of this Agreement, Seller shall sell, and agrees to transfer and assign to Purchaser, and Purchaser shall purchase and agrees to accept from Seller all right, title and interest of Seller in and to the Target General Partnership Interest.

2.2 Limited Partnership Interest. MHI Hotels has agreed to sell, and transfer to Sotherly Hotels LP, a Delaware limited partnership, all right, title and interest of MHI Hotels in and to the Limited Partnership Interest. The sale and closing of the Limited Partnership Interest is to occur at the same time as the sale of the Target General Partnership Interest.

2.3 Waiver of ROFR Rights. Seller hereby waives any rights of first offer, rights of first refusal, rights of transfer, purchase options or similar rights or options with respect to any interest in Houston Hotel Associates or any other Owner Party, or the Hotel, which may be contained in the Partnership Agreement or elsewhere.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Target General Partnership Interest is Thirty-One Million Fifty Thousand and 00/100 U.S. Dollars (U.S. $31,050,000.00).

3.2 Payment of Purchase Price. At Closing, Purchaser shall pay to the order of Seller via wire transfer of immediately available U.S. Dollars an amount equal to the Purchase Price (as adjusted pursuant to Article 11.

ARTICLE 4

CONDITION OF PROPERTY

4.1 SALE “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TRANSFER OF THE PROPERTY AND THE RELATED TRANSFER OF THE BUSINESS PURSUANT TO THE PURCHASE OF THE TARGET GENERAL PARTNERSHIP INTEREST SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS. OTHER THAN AS SPECIFICALLY SET OUT HEREIN, SELLER SPECIFICALLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES OF EVERY NATURE CONCERNING THE PROPERTY, THE RELATED TRANSFER OF THE BUSINESS, AND THE PURCHASE OF THE TARGET GENERAL PARTNERSHIP INTEREST. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS” NATURE OF THE PROPERTY AND OF THE BUSINESS, AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY OR THE BUSINESS. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER, WOULD NOT HAVE AGREED TO SELL THE PROPERTY AND THE BUSINESS PURSUANT TO THE SALE OF THE TARGET GENERAL PARTNERSHIP INTEREST TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS ARTICLE 4.

4.2 RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

4.2.1 UPON COMPLETION OF DUE DILIGENCE, PURCHASER WILL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE CLOSING DATE, INCLUDING REVIEWING ALL DISCLOSURE DOCUMENTS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE TARGET GENERAL PARTNERSHIP INTEREST;

4.2.2 PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS, ITS REVIEW OF CERTAIN DISCLOSURE DOCUMENTS, AND ONLY THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT IN PURCHASING THE TARGET GENERAL PARTNERSHIP INTEREST; AND

4.2.3 PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT), ANY OF THE SELLER INDEMNITEES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

4.3 SURVIVAL. THIS ARTICLE 4 SHALL EXPRESSLY SURVIVE THE CLOSING, AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Absolute Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the express representations and warranties in this Section 5.1 as of the Closing Date:

5.1.1 Boston Resources Limited is a British Virgin Islands company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Seller has all requisite power and authority to conduct its business as currently conducted, and is duly qualified or admitted to do business and in good standing as a foreign entity in all jurisdictions in which the nature of its business makes such qualification or admission necessary.

5.1.2 Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions required of it contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly and validly authorized in accordance with its Organizational Documents. No action or proceeding on the part of Seller is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.

5.1.3 This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid, legal and binding obligation, enforceable against Seller, as applicable, in accordance with its terms, subject to Applicable Law.

5.1.4 Seller is the record and beneficial owner of one hundred percent (100%) of the Target General Partnership Interest. There are no outstanding securities, rights (pre-emptive or other), subscriptions, calls, warrants, options, or other agreements that give any Person the right to: (a) purchase or otherwise receive or be issued a general partnership interest in Houston Hotel Associates or any security convertible into or exchangeable for a general partnership interest in Houston Hotel Associates or (b) receive any dividend, voting or ownership rights similar to those accruing to a holder of a general partnership interest in Houston Hotel Associates. As of the Closing, there will be no proxies, voting trusts or other agreements or understandings to which Seller or Houston Hotel Associates is a party or by which it is bound with respect to the voting of Target General Partnership Interest. Seller has good title to the Target General Partnership Interest and the absolute right to sell, transfer and assign such interests to Purchaser in accordance with this Agreement, free and clear of all liens, security interests and claims.

5.1.5 The execution, delivery and performance by it of this Agreement does not, and the consummation by it of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both) violate or require any consent or approval under any provision of the Organizational Documents of Seller in any material respect.

5.1.6 Seller is not in material violation of any term of its Organizational Documents, or in violation in any material respect of any contract, judgment, decree, order, law, concession, grant, franchise, license or other governmental authorization or approval applicable to it or the Property.

5.2 Representations and Warranties of Seller to Seller’s Actual Knowledge. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the express representations and warranties in this Section 5.2, to Seller’s Actual Knowledge, as of the Closing Date:

5.2.1 Houston Hotel Associates is a Virginia limited partnership, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Houston Hotel Manager and Owner are each Delaware limited liability companies, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Owner Parties has all requisite power and authority to conduct its business as currently conducted and to own or lease and to operate its properties, and is duly qualified or admitted to do business and is in good standing as a foreign entity in all jurisdictions in which the ownership, use or leasing of its assets or properties or the conduct or nature of its business makes such qualification or admission necessary.

5.2.2 The capitalization of Houston Hotel Associates, Houston Hotel Manager and Owner is as follows: (i) Houston Hotel Associates is the record and beneficial owner of one hundred percent (100%) of the membership interest in Houston Hotel Manager, (ii) Houston Hotel Manager is the record and beneficial owner of one hundred percent (100%) of the membership interest in Owner, and (iii) Owner has no subsidiaries. All of such foregoing interests have been duly authorized and validly issued or awarded, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of refusal of any Person. There are no outstanding securities, rights (pre-emptive or other), subscriptions, calls, warrants, options, or other agreements (except for this Agreement) that give any Person the right to (a) purchase or otherwise receive or be issued any interest in Houston Hotel Associates, Houston Hotel Manager or Owner or any security convertible into or exchangeable for any interest in Houston Hotel Associates, Houston Hotel Manager or Owner or (b) receive any dividend, voting or ownership rights similar to those accruing to a holder of an interest in Houston Hotel Associates, Houston Hotel Manager or Owner. Except for possible actions by the holders of the limited partnership interest in Houston Hotel Associates, as of the Closing, there will be no proxies, voting trusts or other agreements or understandings to which Seller or any of the Owner Parties is a party or by which it is bound with respect to the voting of any interest in Houston Hotel Associates, Houston Hotel Manager or Owner.

5.2.3 The execution, delivery and performance by it of this Agreement does not, and the consummation by it of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both): (i) violate or require any consent or approval under any provision of the Organizational Documents of any of the Owner Parties in any material respect; (ii) violate or result in a default in any material respect of, or require any consent or approval under any Applicable Law, settlement, consent, injunction, or ruling of any court or Governmental Authority, to which Seller, or any of the Owner Parties is a party or is otherwise subject, (iii) violate or result in a default of, or require any consent or approval under any judgment, decree, or order of any applicable court, to which Seller, or any of the Owner Parties is a party or is otherwise subject; or (iv) violate or result in a default of, or require any consent or approval under any material agreement, policy, instrument, contract, commitment, license, franchise, permit or trust to which Purchaser or any of its subsidiaries is a party or is otherwise subject.

5.2.4 No Owner Party is in material violation of any term of its Organizational Documents, or in violation in any material respect of any contract, judgment, decree, order, law, concession, grant, franchise, license or other governmental authorization or approval applicable to it or the Property.

5.2.5 Seller has delivered to Purchaser true and complete copies of each of the Owner Parties’ Organizational Documents adopted or in effect as of the Closing.

5.2.6 Neither Seller nor any of the Owner Parties has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller or any of the Owner Parties, nor has Seller or any of the Owner Parties made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts when due.

5.2.7 No representation and warranty made by Seller contained in this Agreement, or any Schedule or Exhibit to this Agreement contains any untrue statement of a material fact.

5.2.8 None of the Owner Parties has filed a consolidated federal income Tax return with (or been included in a consolidated return of) an affiliated group. Seller has filed or caused to be filed all Tax returns and reports required to have been filed by or for each of the Owner Parties on or before the Closing Date. All such Tax returns and reports, as may have been amended, were correct and complete in all material respects and were prepared and filed in compliance with Applicable Law. Seller has provided Purchaser with true and correct copies of all such returns and reports. Each of the Owner Parties has paid or will pay at the Closing all Taxes, additions to Tax, penalties and interest for periods that are due on or before the Closing Date. There are no unpaid Taxes, additions to Tax, penalties, or interest payable by any of the Owner Parties that are or could become a lien on any asset, or otherwise could be collected from any of the Owner Parties. None of the Owner Parties have granted (or are subject to) any waiver or extension of the period of limitations for the assessment of Tax for any currently open taxable period, no unpaid Tax deficiency has been asserted or, is expected to be asserted against or with respect to any of the Owner Parties by any taxing authority and no audit (other than that certain sales tax audit which is currently pending) by any taxing authority is in process, or is pending or threatened with respect to any of the Owner Parties. None of the Owner Parties is a party to any Tax allocation or sharing agreement or have any liability for the Taxes of any Person (other than the applicable Owner Party) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Each of the Owner Parties has withheld and paid to the appropriate Tax authorities all amounts required to have been withheld under applicable Tax law, including pursuant to Section 1445(e)(3) of the Code. Seller has been classified as a disregarded entity for U.S. federal income tax purposes and Seller has not provided and is not required to prepare or file any income tax returns. Houston Hotel Associates is currently classified as a Limited Liability Partnership for federal income tax purposes. Houston Hotel Manager is currently classified as a disregarded entity for U.S. federal income tax purposes. Owner currently is classified as a disregarded entity for U.S. federal income tax purposes. None of the Owner Parties have participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision). None of the Owner Parties will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method on or prior to the Closing Date, any closing agreement described under Section 7121 of the Code, or any installment sale or open transaction made, on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, or any other election or action occurring on or prior to the Closing Date. Each of the Owner Parties has a taxable year ending December 31. All representations in this Section 5.2.8 shall survive Closing for the Survival Period

5.2.9 The only asset of Owner is the Hotel. The only asset of Houston Hotel Manager is its membership interest in Owner. The only asset of Houston Hotel Associates is its membership interest in Houston Hotel Manager. None of the Owner Parties have any material debt, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable that is not reflected in the Owner Financial Statements. None of the Owner Parties has any employees. The employees of the Hotel are employed by Manager. There are no “employee benefit plans” as defined in Section 3(3) of ERISA maintained by or on behalf of any of the Owner Parties, and none of the Owner Parties have sponsored, contributed to or otherwise have any liability with respect to any such employee benefit plans or other agreements or arrangements relating to former employees (if any).

5.2.10 Except as set forth in Schedule 5.2.10, the interests of Owner in the Contracts are free and clear of all liens, security interests, claims and encumbrances, except (i) for the rights of the Manager under the Management Agreement, and (ii) as may otherwise be set forth in the Disclosure Documentation (including the Contracts themselves), and such interests have not been assigned to any other Person.

5.2.11 There is no action, proceeding, investigation or claim pending or threatened against or affecting Seller or any of the Owner Parties, before any court or Governmental Authority that, if adversely determined, would exceed the Threshold Amount, or which questions the validity of this Agreement or any action taken or to be taken pursuant hereto. There are no pending or threatened condemnation or eminent domain proceedings that would affect any part of the Real Property.(i) The Tenant Lease for the gift shop is the only Tenant Lease with respect to the Real Property; (ii) Owner has not received or delivered any written notice claiming any violation of, or default under the Tenant Lease; and (iii) Seller has delivered to Purchaser a true and complete copy of the Tenant Lease. Except for the Tenant Lease and the Bookings, there are no leases, licenses, subleases or other occupancy agreements which are in effect as of the Closing Date with respect to the Real Property and under which Owner is the holder of the landlord’s interest, other than customary hotel guests and occupants in the Ordinary Course of Business.

5.2.12 Each of the Contracts is in full force and effect, (i) no written notice of material default on the part of the other party to any of the Contracts has been sent by Owner, and (ii) no written notice of material default or breach on the part of Owner or Manager under any of the Contracts has been received by Owner.

5.2.13 None of the Owner Parties has granted any right of first refusal, right of first offer, or option to acquire the Real Property or any interest in any of the Owner Parties.

5.2.14 There exist no consent orders or governmental orders, mandates or decrees issued specifically with respect to the Property that are currently in effect, (i) the Property is in compliance with Applicable Law, and (ii) Seller has not received any written notice of any violation of any Applicable Law with respect to the Hotel or the Property which has not been cured or dismissed.

5.2.15 Except as set forth in the Disclosure Documents there are no violations of any applicable Environmental Laws related to the Property or the presence or release of Hazardous Substances in, on or from the Property in violation of applicable Environmental Law. There are no underground storage tanks located on the Property.

5.2.16 No related party or Affiliate transactions or similar agreements exist that will not be terminated as of Closing, except for the Management Agreement.

5.2.17 After Closing Seller will have no claims against any of the Owner Parties.

5.2.18 All of the Property is owned by Owner and Seller’s only interest in the Property is through its indirect ownership of Owner, so that upon the consummation of the transactions contemplated hereunder, Purchaser shall beneficially own all of the Property and Business.

5.2.19 None of the Owner Parties, nor any beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Order.

5.2.20 Seller, acting in its capacity as general partner of Houston Hotel Associates, has not approved, ratified or authorized the incurrence of indebtedness for borrowed money by Houston Hotel Associates or Houston Hotel Manager except for that indebtedness identified in Schedule 5.2.20 attached hereto. Except as specified on Schedule 5.2.20, Seller has not provided any indebtedness for borrowed money to the Owner Parties. Notwithstanding the foregoing provisions of this Section 5.2.20, Schedule 5.2.20 shall be deemed to include any indebtedness for borrowed money of which the Purchaser has Actual Knowledge, regardless of whether the indebtedness for borrowed money or the instrument representing or memorializing such indebtedness for borrowed money is listed on Schedule 5.2.20.

5.3 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the express representations and warranties in this Section 5.3 as of the Closing:

5.3.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

5.3.2 Purchaser has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with the Organizational Documents of Purchaser and no other action or proceeding on the part of Purchaser is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

5.3.3 The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or lapse of time or both): (i) violate or require any consent or approval under, any provision of the Organizational Documents of Purchaser; (ii) violate or result in a default of, or require any consent or approval under any material agreement, policy, instrument, contract, commitment, license, franchise, permit or trust to which Purchaser or any of its subsidiaries is a party or is otherwise subject; or (iii) violate or result in a default of in any material respect, or require any consent or approval under, any judgment, settlement, consent, injunction, decree, order or ruling of any court or governmental authority to which Purchaser or any of its subsidiaries is a party or otherwise subject.

5.3.4 No consent, license, approval, order or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made, and no consent of any third party is required to be obtained, by Purchaser or any of its Affiliates, in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.3.5 Purchaser is acquiring the Target General Partnership Interest for its own account for investment and not with a view to any distribution thereof within the meaning of the Securities Act. Purchaser acknowledges that the offer and sale of the Target General Partnership Interest pursuant hereto is intended to be exempt from the Securities Act pursuant to Section 4(2) thereof, and that the Target General Partnership Interest may not be resold or otherwise transferred except pursuant to an effective registration statement or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under Applicable Law.

5.3.6 There is no action, proceeding, investigation or claim pending or, threatened against or affecting Purchaser or any of its subsidiaries or their respective assets before any court or governmental or regulatory authority or body that would prohibit or otherwise reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated hereby.

5.3.7 None of the Purchaser’s representations and warranties contained in this Agreement or in any other agreement delivered or to be delivered by or on behalf of Purchaser in accordance with the terms of this Agreement, any Schedule or Exhibit to this Agreement, or any certificates delivered or to be delivered by Purchaser in accordance with the terms hereof contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact the disclosure of which is necessary in order for the statements contained herein or therein not to be misleading in any material respect.

5.3.8 Neither Purchaser nor any beneficial owner of Purchaser: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or the Lists; (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iii) is owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Order.

ARTICLE 6

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Seller, with respect to its interests in the Owner Parties, shall obtain Purchaser’s prior written consent, prior to making or changing any Tax election, changing an annual accounting period, adopting or changing any accounting method, filing any amended Tax return, entering into any closing agreement, settling any Tax claim or assessment, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking any other similar action relating to the filing of any Tax return or report or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Owner Parties for any period ending after the Closing Date or decreasing any Tax attribute of any of the Owner Parties existing on the Closing Date. All obligations in this Section 6.1 shall survive the Closing for the Survival Period.

6.2 Filing of Tax Returns. Seller and each of the Owner Parties shall be responsible for preparing and filing (or causing Manager to prepare and file) all Tax returns and reports required to be filed by such Person on or before the Closing Date, and Purchaser shall be responsible for preparing and filing (or causing to be prepared and filed) all other Tax returns and reports required to be filed by such Person after the Closing Date. Purchaser and Seller shall reasonably cooperate with each other in the preparation and filing of the Tax returns and reports described above, including the furnishing of relevant information and executing such returns and reports. Purchaser shall reasonably cooperate with Seller in preparing and filing (including the execution of) amended Tax returns and reports for periods ending on and before the Closing Date, provided that Seller shall be responsible for all reasonable out-of-pocket costs and expenses incurred by Purchaser in preparing and filing such amended Tax returns, and Seller shall be solely responsible for all Taxes, interest and penalties resulting from such amended Tax returns. Notwithstanding the preceding sentence, Seller shall cause the income tax returns for the year in which the Closing takes place to be prepared, provided that Seller shall provide Purchaser with the opportunity to review and comment upon such income tax returns prior to the filing of same, and Purchaser shall be responsible for filing same on a timely basis. The provisions of this Section 6.2 shall survive the Closing for the Survival Period.

6.3 Confidentiality. Seller and Purchaser shall keep confidential and not disclose to any Person any information disclosed by any documents, materials, data or other information with respect to the Seller, Purchaser, MHI Hotels, Target General Partnership Interest, Limited Partnership Interest, Owner Parties, the Property or the Business which was not known by such party prior to such disclosure or is not generally known or does not become generally known to the public (other than as a result of a disclosure arising from a breach or default of the confidentiality provisions of this Agreement (collectively, the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, principals, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, advisors, agents, representatives, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser (A) in the case of clause (i) shall advise Seller promptly upon receiving any demand for disclosure of any Confidential Information pursuant to Applicable Law, and Seller shall have the right to obtain a protective order or agree to an arrangement with the Person demanding such Confidential Information to prevent or limit the extent of such disclosure prior to Purchaser’s disclosure of such Confidential Information (unless Purchaser reasonably determines such information is required to be disclosed by Purchaser prior to obtaining such protective order or agreement), and (B) in the case of clause (ii) shall advise such Person of the confidential nature of such Confidential Information, and use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. Notwithstanding any of the foregoing to the contrary, Seller acknowledges that Purchaser is indirectly owned by a registered entity under U.S. securities laws and will be required to file this Agreement as an exhibit to a report such entity is obligated to file and no prior notice or opportunity to obtain a protective order will be available to Seller pursuant to this Section 6.3 with respect to such disclosure.

6.4 Public Announcements. No party shall have the right to make public announcements regarding the transactions described in this Agreement or the parties to this Agreement without the consent of the other party(ies), which consent may be given or withheld in such party’s sole discretion. Notwithstanding the foregoing, the parties and their Affiliates will not require the other party’s prior approval (provided that the parties shall reasonably cooperate with each other in providing such approval, if such approval is not in violation of Applicable Law or any national securities exchange) (i) to make disclosures required pursuant to any listing agreement with any national securities exchange required by the parties or their Affiliates, (ii) to make any disclosure or filing required by Applicable Law, or (iii) to make any disclosure required to perform its obligations under this Agreement.

6.5 Bookings. Purchaser shall honor all Bookings made in the Ordinary Course of Business. This Section 6.5 shall survive the Closing for the Survival Period.

6.6 Privacy Laws. To the extent Purchaser obtains any Employee, customer or guest information or data as part of the purchase of the Property, Purchaser shall at all times comply in all material respects with all Applicable Laws concerning (i) the privacy of such Employee, customer and guest information and data and the sharing of such information and data with third parties (including any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such, Employee, customer and guest information and data. This Section 6.6 shall survive the Closing for the Survival Period.

6.7 Books and Records. The transaction contemplated hereby includes the books and records of Owner pertaining to the Hotel, the Business and the Employees to which Owner is entitled pursuant to the Management Agreement. Books and records not relating to the Hotel, the Business or the

Employees may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all of the foregoing books and records, files and correspondence, for at least seven (7) years after the Closing Date, and not to destroy or dispose of the same, for at least seven (7) years after the Closing Date. Purchaser agrees to provide access to Seller, its Affiliates, and its agents after Closing to review, copy and examine such books, records, files, and correspondence upon reasonable notice for a period of seven (7) years with respect to Tax audits, investigations and/or litigation, and otherwise such books, records and related items shall be made available to Seller upon its reasonable request, all subject to Applicable Law and the terms of the Management Agreement regarding such books and records. Seller agrees to preserve at Seller’s business office all records pertaining to the Hotel and the Business which were not transferred to Purchaser hereunder and to make such records reasonably available to Purchaser upon reasonable notice for at least seven (7) years after the Closing Date.

6.8 Taxes. Except as provided in Section 6.2, the parties agree that neither Seller nor any of its Affiliates shall be liable for any Taxes attributable to any position taken on any amended Tax return filed (which Purchaser shall provide Seller with necessary documentation evidencing same to review) without Seller’s written approval after the Closing Date made by Purchaser or any of the Owner Parties, unless such action or position is required under Applicable Law. The parties further agree that without Seller’s written approval, no election or filing relating to Taxes (including, without limitation, an election under Code Section 338 or a check-the-box election under Code Section 7701) shall be made by any of the Owner Parties which relates to a period ending on or before the Closing Date which may increase any Taxes owed by any of the Owner Parties or Seller, for a period which ends on or before the Closing Date.

6.9 Adjusted Basis. The parties acknowledge and agree that, for US federal income tax purposes, the aggregate adjusted basis of the fixed assets (accounts receivable, inventory, prepaid and other assets are not to be included) held by and goodwill of Owner, to Seller’s Actual Knowledge as of October 1, 2013, is no greater than EIGHTEEN MILLION and 00/100 Dollars ($18,000,000.00).

ARTICLE 7

CLOSING CONDITIONS AND DELIVERIES

(INTENTIONALLY DELETED)

ARTICLE 8

CLOSING

8.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of a so called “New York style” escrow (the “Closing Escrow”). On the Closing Date, Seller and/or Purchaser shall provide written instructions to the Escrow Agent (via electronic mail or otherwise) and enter into a closing escrow agreement relating to Seller’s estimated federal income tax liability (collectively, the “Closing Escrow Agreement”) pursuant to which (i) a fully executed copy of this Agreement shall be deposited with the Escrow Agent, (ii) the Purchase Price (as adjusted pursuant to Article 11) to be paid by Purchaser shall be deposited with Escrow Agent, (iii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iv) (a) the Purchase Price (as adjusted pursuant to Article 11), less the Existing Mortgage Loan Payoff Amount, less the Seller Franchise Tax Liability Amount, less the Purchaser Franchise Tax Liability Amount, less the agreed payments to be made in full satisfaction of the Affiliate Loans as set forth on Schedule 5.2.20 and less One Million Two Hundred and Seventy Five Thousand Dollars ($1,275,000.00) which shall be held by the Escrow Agent subject to the Closing Escrow Agreement, shall be disbursed to the order of Seller, (b) the Existing Mortgage Loan Payoff

Amount shall be disbursed as directed by the Existing Mortgagee, (c) the Seller Franchise Tax Liability Amount shall be paid to the State of Texas pursuant to the instructions provided to Escrow Agent in satisfaction of outstanding franchise taxes (including penalties and interest), (d) the Purchaser Franchise Tax Liability Amount shall be paid to the State of Texas pursuant to the instructions provided to Escrow Agent in satisfaction of outstanding franchise taxes (including penalties and interest), (e) the payments set forth on Schedule 5.2.20 shall be applied to the Affiliate Loans in full satisfaction of such Affiliate Loans, (f) One Million Two Hundred and Seventy Five Thousand Dollars ($1,275,000.00) shall be held by the Escrow Agent subject to the Closing Escrow Agreement and ultimately paid to the United States Treasury as payment for Seller’s federal income tax liability, and (g) the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement and otherwise in accordance with the terms of this Agreement.

8.2 Seller’s Closing Deliveries. On or before the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 8.2, each of which shall have been, to the extent applicable, duly executed by Seller (or its Affiliate, as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.2 (the “Seller Closing Deliveries”), as follows:

8.2.1 an original counterpart of this Agreement;

8.2.2 such documentation to be executed by Seller or its Affiliate(s) that is required by the Title Insurer to issue the Title Policies to Purchaser and/or Purchaser’s new mortgage lender in accordance with this Agreement;

8.2.3 appropriate resolutions/consents of Seller authorizing entering into this Agreement and the Closing;

8.2.4 certificates of good standing from each appropriate jurisdiction dated after the date hereof and prior to the Closing Date, in the names of Seller and each of the Owner Parties;

8.2.5 copies of all Organizational Documents of each of the Owner Parties, including without limitation, the certificate of limited partnership, and the agreement of limited partnership;

8.2.6 all bank signature cards and all other documentation required to transfer the bank accounts of Owner from Seller’s signatory(ies) to Purchaser’s signatory(ies);

8.2.7 a preliminary income and expense statement and a preliminary balance sheet, certified by Seller to give a true and fair view in accordance with the financial reporting framework used for the preparation and presentation of the financial statements (based upon the information available at the time of Closing), setting forth the assets and liabilities of the Owner Parties year-to-date, as of October 31, 2013, and a signed statement by an applicable officer of each of the Owner Parties stating that the Owner Parties’ financial affairs have been conducted in the Ordinary Course of Business since the preparation of the most recent Owner Financial Statements delivered to Purchaser, through the Closing Date;

8.2.8 a counterpart of the Final Closing Statement;

8.2.9 a counterpart of the Closing Escrow Agreement;

8.2.10 a title insurance affidavit of debts and liens in customary form and substance reasonably acceptable to the Title Insurer and Seller to allow the Title Insurer to issue the Title Policies;

8.2.11 reasonable evidence of termination of any agreements between any of the Owner Parties and Affiliates of Seller (which evidence shall include documents reflecting full satisfaction and release of claims by each lender for all Affiliate Loans), other than the Management Agreement;

8.2.12 such other documents and instruments as may be reasonably requested by Purchaser or Title Insurer in order to consummate the Closing; and

8.2.13 a counterpart of the Transfer, Assignment and Assumption Agreement attached hereto as Exhibit B.

8.3 Purchaser’s Closing Deliveries. On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 8.3, each of which shall have been, to the extent applicable, duly executed by Purchaser or its Affiliates (as applicable) and acknowledged (if required), and (ii) other items set forth in this Section 8.3 (the “Purchaser Closing Deliveries”), as follows:

8.3.1 the Purchase Price (as adjusted pursuant to Article 11) to be paid by Purchaser;

8.3.2 an original executed counterpart of this Agreement;

8.3.3 a counterpart of the Final Closing Statement;

8.3.4 a counterpart of the Closing Escrow Agreement;

8.3.5 a counterpart of the Transfer, Assignment and Assumption Agreement attached hereto as Exhibit B; and

8.3.6 such other documents and instruments as may be reasonably requested by Seller or the Title Insurer in order to consummate the transactions described in this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the limitations expressly set forth in this Agreement either limiting or granting indemnification, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnitees, following the Closing, from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) a material breach or inaccuracy of any express representations or warranties of Seller in this Agreement, subject to the applicable Survival Period, (ii) a material breach by Seller of any of its covenants or obligations under this Agreement, subject to the applicable Survival Period, (iii) any material Third Party Claim brought against a Purchaser Indemnitee to the extent relating to an occurrence or event relating to the Owner Parties, the Hotel, the Business or the

Property occurring prior to the Closing Date, (iv) without duplication of any indemnification collected pursuant to clause (i) above, any Pre-Closing Taxes, and (v) any Taxes suffered by the Purchaser Indemnitees arising from Purchaser’s failure to withhold any amounts that may be required in connection with the transactions contemplated by this Agreement pursuant to Section 1445 of the Code and/or the regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, (x) Seller’s indemnification obligation with respect to any Third Party Claim or Pre-Closing Taxes shall be limited to ninety-nine percent (99%) of any such Third Party Claim or Pre-Closing Taxes, and (y) the indemnification obligations set forth in this Section 9.1 shall survive the Closing for the Survival Period.

9.2 Indemnification by Purchaser. Subject to the limitations expressly set forth in this Agreement, Purchaser shall indemnify, defend, and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee following the Closing, to the extent resulting from (i) a breach or inaccuracy of any representations or warranties of Purchaser in this Agreement, subject to the Survival Period, (ii) a breach by Purchaser of any of its covenants or obligations under this Agreement, subject to the applicable Survival Period, and (iii) any Third Party Claim brought against Seller to the extent relating to an occurrence or event relating to the Owner Parties, the Hotel, the Business or the Property occurring on or after the Closing Date. Notwithstanding anything contained herein to the contrary, but subject to Section 9.3.1, the indemnification obligations set forth in this Section 9.2 shall survive the Closing for the Survival Period.

9.3 Limitations on Indemnification Obligations.

Notwithstanding anything to the contrary contained in this Agreement:

9.3.1 An Indemnitee which is seeking defense or indemnification for any Indemnification Loss shall be entitled to indemnification for the breach or inaccuracy of a representation or warranty only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 9.4 prior to the expiration of the Survival Period.

9.3.2 An Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 9.4, (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

9.3.3 The amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 9 shall be net of any Tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any Tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such Tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss, less the reasonable costs of collection, including reasonable attorneys’ fees.

9.4 Indemnification Procedure.

9.4.1 If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification for a Third-Party Claim or under any express provision in this Agreement (each, an “Indemnification Claim”), the party required to provide defense, or indemnification to such Indemnitee (the “Indemnitor”) with respect to a Third Party Claim shall not be obligated to defend, indemnify, and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor reasonably promptly after such Indemnitee has actual knowledge of any facts or circumstances on such Third Party Claim and describing in reasonable detail such facts and circumstances as relate to such Third Party Claim.

9.4.2 If the Indemnification Claim involves an Indemnification Claim between the parties to this Agreement other than with respect to a Third Party Claim (each such Indemnification Claim, a “Party Indemnification Claim”) and is not expressly accepted by Indemnitor within thirty (30) days following notice of such Party Indemnification Claims, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the parties may agree in writing.

9.4.3 If the Indemnification Claim involves a Third Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third Party Claim, at its cost and expense, and shall use good faith efforts consistent with reasonably prudent business judgment to defend such Third Party Claim in a cost efficient manner, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third Party Claim, and (iii) the Indemnitor shall not enter into any writing stating any admission of liability or culpability or any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. Indemnitor will not be obligated hereunder for indemnifying the Indemnitee with respect to any settlement agreement for any Indemnification Claim which Indemnitee enters into without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third Party Claim, the Indemnitee shall have the right to retain the defense of such Third Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third Party Claim in a cost efficient manner.

9.4.4 Notwithstanding anything to the contrary contained in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) is a Party Indemnification Claim disputed by Indemnitor until such time as such dispute is resolved by a court order or order by an applicable authority with competent jurisdiction, or other means as the parties otherwise may agree in writing, or (ii) which involves a Third Party Claim until such time as such Third Party Claim is concluded, including any appeals with respect thereto.

9.5 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud or intentional misconduct, the indemnification provisions in this Article 9 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

9.6 Survival. Except as expressly set forth in this Agreement, all representations, warranties, covenants, liabilities, and obligations under this Agreement shall be deemed (i) if the Closing occurs, to not merge into the transfer documents and instead to survive the Closing for the applicable Survival Period, or (ii) if this Agreement is terminated, not to survive such termination. This Article 9 and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing for the applicable Survival Period and such indemnification obligations shall in no way merge with the delivery of any document required to be delivered in connection with the Closing.

ARTICLE 10

TRANSACTION COSTS

10.1 Seller’s Transaction Costs. Seller shall only be responsible for the cost of its legal counsel, advisors and the other professionals employed by it in connection with the sale of the Target General Partnership Interest.

10.2 Purchaser’s Transaction Costs. Purchaser shall be responsible for all costs and expenses associated with (a) Purchaser’s legal counsel, advisors, engineers, consultants and the other professionals employed by it in connection with the purchase of the Target General Partnership Interest, (b) the commitment costs and policy premiums in respect of any title insurance obtained by Purchaser, (c) the cost of transferring the applicable Permits, (d) all closing escrow fees and costs, and (e) all costs associated with refinancing the Existing Mortgage Loan.

ARTICLE 11

PURCHASE PRICE PRORATIONS

Except as provided below or in the definition of Pre-Closing Taxes, which shall govern Taxes, the Purchase Price shall be adjusted as of 11:59 P.M. Houston, Texas time on the day preceding the Closing Date (the “Cut-off Time”), based upon a 365 day year, and the net amount of any such adjustment amount, as applicable, shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price. The Purchase Price shall be adjusted as set forth in accordance with the provisions of this Article 11.

11.1 Real Property Taxes and Assessments. Real Property taxes shall be adjusted and prorated on the basis of the periods of Seller’s ownership of the Owner Parties. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Real Property, the apportionment of Real Property taxes shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of the Real Property. In the event that the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, the Purchase Price shall be adjusted downward in an amount equal to any unpaid installments due prior to Closing. The parties shall also adjust and prorate the Business Improvements District Tax, if any, at Closing. Any adjustment amount resulting from this Section 11.1 shall be multiplied by ninety-nine percent (99%).

11.2 Tax Refunds. All refunds of Taxes relating to periods ending on or before the Closing Date (for this purpose, any refund for periods beginning before the Closing Date and ending after the Closing Date shall be taken into account based on the definition of Pre-Closing Taxes) shall be paid by (or cause to be paid by) Purchaser to Seller promptly upon receipt of this refund, provided that any refunds of income Taxes, to the extent such refunds are attributable to a “carry-back” of a loss that arises after the Closing Date, shall belong to Purchaser and shall not be paid to Seller. For purposes of this Section 11.2, receipt of refunds relating to the periods as described above include cash refunds as well as Tax refunds which are actually credited or applied for the benefit of any of the Owner Parties.

Notwithstanding anything to the contrary contained in this Section 11.2, any Tax refund relating to periods beginning prior to the Closing Date and ending after the Closing Date shall not be paid by (or caused to be paid by) Purchaser to Seller to the extent that a net positive adjustment has already been made to the Purchase Price pursuant to Section 11.3 with respect to such Tax refund or such refund is reflected as an asset in the most recent Seller Financial Statements. This Section 11.2 shall survive the Closing for the Survival Period.

11.3 Taxes. All Taxes of any of the Owner Parties shall be calculated with respect to the period beginning January 1, of the year in which the Closing occurs, and ending as of the close of the Closing Date (consistent with the definition of Pre-closing Taxes). The amount of any unpaid Taxes (after taking into account all payments of Taxes with respect thereto made on or before the Closing Date) of any of the Owner Parties with respect to all periods ending on or prior to the Closing Date, shall be a negative adjustment to the Purchase Price. The provisions of this Section 11.3 shall survive the Closing for the Survival Period.

11.4 Current Assets.

11.4.1 Cash. Purchaser and Seller agree that a minimum of Four Hundred Thousand and 00/100 Dollars (U.S. $400,000.00) of “Cash” (as such term is used in the Owner Financial Statements) shall be held by Owner and remain the property of Owner from and after closing, with no correlating amount being credited to Seller, it being agreed that such amount has already been taken into account in the Purchase Price. All other “Cash” (as such term is used in the Owner Financial Statements) of Owner as of the Cut-Off Time in excess of Four Hundred Thousand and 00/100 Dollars (U.S. $400,000.00) (i) shall remain the property of Owner from and after Closing, and (ii) shall be credited to Seller as an upward adjustment to the Purchase Price. All such “Cash” shall be counted as of the Cut-off Time in the presence of Seller’s and Purchaser’s representatives.

11.4.2 Accounts Receivable and Prepaid Expenses. All “Accounts Receivable” and “Prepaid Expenses” (as such terms are used in the Owner Financial Statements) of Owner as of the Cut-Off Time (i) shall remain the property of Owner from and after Closing, and (ii) shall be credited to Seller as an upward adjustment to the Purchase Price.

11.5 Current Liabilities. All “Accounts Payable”, “Advance Deposit Liability”, “Sales Taxes Payable”, “Payroll Taxes Payable”, “Payroll Deductions Payable”, “Accrued Payroll Expenses”, “Accrued Other Expenses” and “Accrued Property Taxes” (as such terms are used in the Owner Financial Statements) of Owner as of the Cut-Off Time (i) shall remain the liabilities of Owner from and after Closing, and (ii) shall be credited to Purchaser as an downward adjustment to the Purchase Price. Seller and Purchaser acknowledge that the adjustments made pursuant to this Section 11.5 are intended to address the proration of all Employee Accruals, all of which shall remain liabilities of Owner from and after Closing and shall be credited to Purchaser as a downward adjustment to the Purchase Price.

11.6 Seller Sales Tax Liability Amount. All retail sales tax liability which may become due as a result of the pending retail sales tax audit appeal shall remain the liability of Owner from and after Closing, and the Seller Sales Tax Liability Amount shall be credited to Purchaser as a downward adjustment to the Purchase Price. Upon completion of the pending retail sales tax audit appeal Purchaser shall promptly remit to Seller its pro rata share of any reduction or refund of the Seller Sales Tax Liability Amount.

11.7 Purchaser Franchise Tax Liability Amount. The Purchaser Franchise Tax Liability Amount shall be credited to Seller as an upward adjustment to the Purchase Price. Seller hereby transfers to Purchaser all rights that Seller may have in connection with obtaining a reimbursement of the Purchaser Franchise Tax Liability Amount, which represents penalties and interest assessed by the State of Texas against Seller. Seller agrees to reasonably assist Purchaser in pursuing such Persons for such reimbursement, which obligation shall survive Closing.

11.8 Intentionally omitted.

11.9 Mechanism for Adjustments. Seller shall make such inventories, examinations, and audits, and of the books and records, as the parties may reasonably deem necessary, and as otherwise permitted under the Management Agreement, to make the adjustments and prorations required under this Agreement. Purchaser or its designated representative shall be allowed to be present at such inventories, examinations, and audits. Based upon such inventories, examinations, and audits, Seller and Purchaser shall agree upon an initial closing statement on the Closing Date (the “Initial Closing Statement”). The Initial Closing Statement shall contain Seller’s best estimate of the amounts of the items required to be prorated and adjusted pursuant to this Agreement between the parties as of the Closing Date and, with respect to the adjustments set forth in Sections 11.3, 11.4, 11.5, 11.6 and 11.7 shall be based upon the Owner Financial Statements dated as of October 31, 2013 to the extent necessary. The Initial Closing Statement shall be the basis upon which the adjustments provided for under this Agreement shall be made at Closing. Within thirty (30) days following the Closing, Purchaser and Seller, with the assistance of Manager, shall prepare and agree upon a revised closing statement (the “Final Closing Statement”) which shall reflect the adjustment amounts as of the Cut-off Time (including with respect to Sections 11.3, 11.4, 11.5, 11.6 and 11.7). Any adjustments to the Initial Closing Statement which are required shall be made by Purchaser and Seller, with due diligence and cooperation, by prompt cash payment to the party entitled to a credit as a result of such adjustments. To the extent any items in the Final Closing Statement are disputed, the parties shall attempt in good faith to resolve any disputed items. To the extent such disputed items are not resolved within ninety (90) days following the Closing, then the parties shall submit such dispute to a neutral, third-party nationally recognized accounting firm selected jointly by Seller and Purchaser (the “Outside Accountant”), and the determination of the Outside Accountant which shall be made within sixty (60) days after submittal by the parties of the disputed items shall be conclusive. The non-prevailing party with respect to any disputed item shall be responsible for the fees of the Outside Accountant in connection therewith. In the event that the parties prevail on one or more disputed items, but do not prevail on one or more other disputed items, respectively, the payment of the Outside Accountant’s fees shall be prorated between the parties based upon the total Dollar amount of the disputed items resolved in favor of each party. Any errors in calculations to the foregoing adjustments shall be corrected as soon as practicable after the Closing provided, however, the provisions hereof shall survive the Closing for not longer than one hundred eighty (180) days following the Closing, except with respect to the proration of taxes and assessments pursuant to Sections 11.1, 11.2, and 11.3 above. Notwithstanding anything to the contrary contained in this Agreement, any adjustments or corrections to the Purchase Price shall be made in immediately available U.S. Dollars.

ARTICLE 12

DEFAULT; REMEDIES; SURVIVAL

12.1 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN THE EVENT OF ANY DEFAULT, BREACH OR MISREPRESENTATION BY SELLER, PURCHASER’S RIGHTS AND REMEDIES AVAILABLE UNDER THIS AGREEMENT SHALL BE LIMITED TO SUCH RIGHTS AND REMEDIES AS MAY BE SPECIFICALLY PROVIDED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY

PROVIDED IN THIS AGREEMENT, PURCHASER HEREBY WAIVES ANY OTHER RIGHT OR REMEDY, AT LAW OR IN EQUITY, WHICH PURCHASER MAY HAVE OR BE ENTITLED TO AS A RESULT OF ANY DEFAULT OR MISREPRESENTATION BY SELLER. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN THE EVENT OF ANY DEFAULT, BREACH OR MISREPRESENTATION BY PURCHASER, SELLER’S RIGHTS AND REMEDIES AVAILABLE UNDER THIS AGREEMENT SHALL BE LIMITED TO SUCH RIGHTS AND REMEDIES AS MAY BE SPECIFICALLY PROVIDED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY WAIVES ANY OTHER RIGHT OR REMEDY, AT LAW OR IN EQUITY, WHICH SELLER MAY HAVE OR BE ENTITLED TO AS A RESULT OF ANY DEFAULT OR MISREPRESENTATION BY PURCHASER.

12.2 DAMAGES. UNDER NO CIRCUMSTANCES SHALL THE PARTIES OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTIES, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN THIS SECTION 12.2 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION 12.2 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

ARTICLE 13

ASSIGNMENT

(INTENTIONALLY DELETED)

ARTICLE 14

MISCELLANEOUS

14.1 Governing Law, Jurisdiction and Venue.

14.1.1 This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Texas, without regard to conflict of law principles.

14.1.2 Seller and Purchaser hereby irrevocably consent and submit to the exclusive jurisdiction of any Federal, state, county or municipal court sitting in Harris County, Texas with respect to any action or proceeding brought therein by any party concerning any matters arising out of or in any way relating to this Agreement.

14.2 Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Purchaser at or prior to the Closing, each party, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested in order to effectuate the purposes of this Agreement; provided, however, neither party shall be required to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligation (beyond that imposed upon it under the documents delivered by such party at the Closing and the other provisions of this Agreement which survive the Closing).

14.3 Successors. All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and permitted assigns.

14.4 No Third Party Beneficiary. This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller, their successors and permitted assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any Person other than Purchaser and Seller, their successors and permitted assigns any rights of any nature whatsoever.

14.5 Notices. All notices, demands, requests and other communications required hereunder shall be in writing (e-mail may not be used for notice) and shall be deemed to have been given: (a) upon delivery, if personally delivered; (b) one (1) business day after deposit with a nationally recognized overnight delivery service marked for delivery on the next business day, or (c) upon delivery if sent by facsimile with electronic confirmation and additionally sent by one of the methods described in clauses (a), or (b) hereinabove, in each case addressed to the party for whom it is intended at its address hereinafter set forth:

If to Seller:

Boston Resources Limited

13th Floor, Bangunan Pak Peng, 75 Jalan Petaling, 50000 Kuala Lumpur, Malaysia

Telephone: +603-20705122

Fax: +603-20781258

Email: cheongkeesoon@hotmail.com

with a copy to:

Dow Golub Remels & Beverly, LLP

9 Greenway Plaza

Suite 500

Houston, Texas 77046

Attn: Richard L. Spencer

Facsimile: (713) 526-3750

Email: rspencer@dowgolub.com

If to Purchaser:

Sotherly-Houston GP LLC

c/o Sotherly Hotels L.P.

410 West Francis Street

Williamsburg, Virginia 23185

Attn: David R. Folsom

Facsimile:

Email:

with a copy to:

Baker & McKenzie LLP

815 Connecticut Avenue, NW

Washington, DC 20006

Attn: Thomas J. Egan, Jr.

Facsimile: (202) 416-6955

Email: thomas.egan@bakermckenzie.com

or at such other address in the United States of America as may be designated by either of the parties in a written notice given in accordance with the provisions of this Section. The attorney for any party may send notices on that party’s behalf.

14.6 Entire Agreement. This Agreement, together with the documents and instruments executed and delivered in connection herewith, sets forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to Seller, the Owner Parties, the Property, the Business, the Hotel, and Purchaser are superseded hereby.

14.7 Severability. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any Applicable Law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way; provided that the deletion of any provision so held to be unlawful, void, illegal, or unenforceable will not materially and adversely effect the expected benefit of any party to this Agreement.

14.8 Modification. This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Purchaser and Seller. E-mail may not be used to modify, alter or amend this Agreement.

14.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE TARGET GENERAL PARTNERSHIP INTEREST, THE OWNER PARTIES, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS OF SELLER OR PURCHASER PERTAINING HERETO OR TO ANY OF THE FOREGOING.

14.10 No Recording. Neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys’ fees) incurred by the other by reason of a breach of the foregoing covenant.

14.11 Counterparts; Facsimile Signature; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. In the event that any signature to this Agreement is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.12 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

14.13 Time of Essence. Time shall be of the essence with respect to this Agreement and the covenants and obligations of the parties hereunder.

14.14 Attorneys’ Fees. In the event that either party hereto shall commence litigation against the other in connection with this Agreement and/or the enforcement thereof, the losing party in such action shall reimburse the attorneys’ fees and disbursements of the prevailing party in such action.

14.15 Brokers. Seller represents and warrants to Purchaser, that Seller has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement. Purchaser represents and warrants to Seller, that Purchaser has not dealt with in any manner, or engaged any broker or finder, in connection with any of the transactions contemplated by this Agreement. In the event of any such claims for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Purchaser shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Purchaser, and Seller shall indemnify, save harmless and defend Purchaser if such claims shall be based upon any statement, representation or agreement made by Seller. This Section shall survive Closing.

[Execution Page(s) Follow]

IN WITNESS WHEREOF, this Agreement has been entered into on the Closing Date.

PURCHASER:

SOTHERLY-HOUSTON GP LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Its:	Manager

[Signature Page to General Partnership Interest Sale and Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been entered into on the Closing Date.

SELLER:

BOSTON RESOURCES LIMITED, a British Virgin Islands company

By:	/s/ Cheong Kee Soon
Name:	Kee Soon Cheong
Its:	Managing Director

[Signature Page to General Partnership Interest Sale and Purchase Agreement]

Schedule 5.2.20

Affiliate Loans

Houston Hotel Associates

Notes Payable

Boston Resources, Sunleigh Ltd, and Penglow Ltd

Date 10/31/2013	Principal Amount	Accrued Interest 12.0%	Total Due	Amount to be Applied in Full Satisfaction of Note
Penglow Note #1	2,160,213.00	6,929,549.97	9,089,762.97
Penglow Note #2	1,562,314.25	1,123,393.63	2,685,707.88
Sunleigh Ltd	819,970.25	1,338,019.52	2,157,989.77
Boston Resources Note #1	562,500.00	1,169,003.47	1,731,503.47
Boston Resources Note #2	1,050,000.00	1,107,855.06	2,157,855.06
Boston Resources Note #3	4,700,000.00	2,460,860.98	7,160,860.98

Total Notes	10,854,997.50	14,128,682.63	24,983,680.13

Boston Resources - Mortgage 16,000,000

Amount to be paid in full satisfaction of Mortgage:

Exhibit A

Legal Description

Exhibit B

Transfer, Assignment and Assumption Agreement

(see attached).

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement” dated as of November 13, 2013 (the “Effective Date”), is made and entered into by and between Boston Resources Limited, a British Virgin Islands company (“Assignor”) and Sotherly-Houston GP LLC, a Delaware limited liability company (“Assignee”) (each a “Party” and, together, the “Parties”). All capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Partnership Agreement (defined below).

WITNESSETH:

WHEREAS, Assignor and Assignee have entered into that certain General Partnership Interest Sale and Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell and to assign to Assignee a ninety-nine percent (99.0%) general partner interest (the “GP Interest”) in Houston Hotel Associates Limited Partnership, L.L.P., a Virginia limited liability partnership (“Houston Hotel Associates”);

WHEREAS, Assignor and MHI Hotels, L.L.C., a Virginia limited liability company, are parties to that certain Amended and Restated Agreement of Limited Partnership of Houston Hotel Associates Limited Partnership, L.L.P., dated as of April 16, 1999, as amended (as so amended, the “Partnership Agreement”); and

WHEREAS, it is a condition precedent to the sale of the GP Interest pursuant to the Purchase Agreement that this Agreement be executed and delivered by the Parties hereto.

NOW, THEREFORE, for and in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Transfer, Assignment and Assumption of the GP Interest. Assignor hereby irrevocably sells, conveys, transfers, delivers and assigns all of its right, title, interest, duties and obligations in and to the GP Interest to the Assignee and the respective profits, losses, distributions and other rights and privileges of Assignor in Houston Hotel Associates represented thereby, to Assignee. Assignee hereby accepts the assignment of all of Assignor’s right, title and interest, duties and obligations in and to the GP Interest, and hereby assumes and agrees to perform all of Assignor’s duties and obligations with respect thereto.

2. Assumption of Partnership Agreement. Assignee accepts and assumes, and agrees to be bound by, all the terms and provisions of the Partnership Agreement; and Assignee acknowledges and agrees that it shall be a General Partner under the Partnership Agreement in respect of the GP Interest.

3. Waiver. Assignor hereby waives any rights of first offer, rights of first refusal, rights of transfer, purchase options or similar rights or options with respect to any interest in Houston Hotel Associates or any of its subsidiaries, or the hotel commonly known as the Crowne Plaza Houston Downtown, which may be contained in the Partnership Agreement or elsewhere.

4. Further Assurances. Each of the Parties hereto will, from time to time and at all times hereafter, upon every reasonable request to do so by the other Party hereto, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, deeds, assurances and things as may be legally required or reasonably necessary in order to further implement and carry out the intent and purpose of this Agreement.

5. Governing Law. This Agreement shall and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced, and interpreted in accordance with the laws of the Commonwealth of Virginia.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

This Agreement is made pursuant to that certain General Partnership Interest Sale and Purchase Agreement, dated as of the date hereof, by and between Assignor and Assignee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

ASSIGNOR:

BOSTON RESOURCES LIMITED, a British Virgin Islands company

By:	/s/ Cheong Kee Soon
Name:	Kee Soon Cheong
Its:	Managing Director

[Signature Page to GP Interest Assignment Agreement]

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

ASSIGNEE:

SOTHERLY-HOUSTON GP LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Its:	Manager

[Signature Page to GP Interest Assignment Agreement]